UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2021

UNIVERSAL TECHNICAL INSTITUTE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31923	86-0226984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4225 East Windrose Drive, Suite 200 Phoenix, AZ (Address of principal executive offices)	85032 (Zip Code)

(623) 445-9500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	UTI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
☐ Emerging growth company
☐    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.

On March 30, 2021, Universal Technical Institute, Inc., a Delaware corporation (“UTI”), entered into a definitive Stock Purchase Agreement (the “Purchase Agreement”) by and among UTI, HCP Ed Holdings, LLC, a Delaware limited liability company (“Seller”), HCP Ed Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Seller (“HCP”), and Michigan Institute of Aeronautics, Inc. d/b/a MIAT College of Technology, a Michigan corporation and wholly subsidiary of HCP (“MIAT”). MIAT is a post-secondary school that offers vocational and technical certificates and degrees across aviation maintenance, energy technology, wind energy, robotics and automation, non-destructive testing, heating ventilation air conditioning and refrigeration (HVACR), and welding disciplines. HCP is MIAT’s holding company that owns no assets other than the issued and outstanding shares of MIAT. The board of directors of UTI and the manager of Seller have approved the Purchase Agreement.

The Purchase Agreement provides for the purchase by UTI of all of the issued and outstanding shares of capital stock of HCP from Seller for a purchase price not to exceed $26.0 million in cash, subject to certain adjustments. As a result of the transactions contemplated by the Purchase Agreement, HCP would become a wholly-owned subsidiary of UTI, and MIAT would remain a wholly-owned subsidiary of HCP. The closing of the Purchase Agreement is subject to customary closing conditions, including the receipt of a Pre-Acquisition Review Response from the United States Department of Education that does not contain certain letter of credit requirements or operational restrictions. UTI intends to use cash on hand at UTI to pay the consideration contemplated under the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties and covenants by UTI, Seller, HCP, and MIAT, including (a) covenants generally requiring MIAT to operate its business in the ordinary course prior to the closing, and (b) covenants generally requiring the respective parties to use commercially reasonable efforts to cause the transaction to be consummated. The parties expect the transaction to close during the fourth quarter of 2021.

A copy of the Purchase Agreement will be timely filed as an exhibit to an upcoming periodic report in accordance with applicable rules and regulations of the Securities and Exchange Commission.

Item 7.01. Regulation FD Disclosure.

On March 30, 2021, UTI issued a press release announcing the signing of the Purchase Agreement. A copy of the press release is filed herewith as Exhibit 99.1.

UTI is furnishing with this report an investor presentation regarding its growth and diversification strategy that will be used by UTI during meetings with investors and analysts. The presentation is attached hereto as Exhibit 99.2, which is incorporated herein by reference and will also be posted on its website at https://investor.uti.edu/image/Growth_Diversification_Strategy_Update.pdf.

The information in this Item 7.01 of this Form 8-K and the exhibits attached hereto are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as may be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated March 30, 2021
99.2	Investor Presentation, dated March 30, 2021

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements,” including statements relating to the proposed transaction discussed above. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual events to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: the failure of UTI to be able to operate MIAT in the manner it was operated prior to the transactions contemplated by the Purchase Agreement; the occurrence of any event, change or other circumstance that could give rise to the termination of the Purchase Agreement; the effect of the announcement of the transaction on UTI’s ability to retain key personnel of MIAT; and other factors discussed in UTI’s reports on file with the Securities and Exchange Commission. Factors or events that could affect the transactions contemplated herein or cause UTI’s actual results to differ may emerge from time to time, and it is not possible for UTI to predict all of them. UTI undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	March 30, 2021	Universal Technical Institute, Inc.

		By:	/s/ Christopher Kevane
		Name:	Christopher Kevane
		Title:	Senior Vice President and Chief Legal Officer

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